  Exhibit 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the offering statement pursuant to Regulation A of MCI Income Fund V, LLC and to the use of our report dated February 16, 2021 on the financial statement of MCI Income Fund V, LLC as of December 31, 2020.

February 19, 2021